Exhibit (c)(6)

 DRAFT | Confidential  Preliminary | Subject to Further Review and Evaluation  December 2024  Project Alpha  Discussion Materials

 CONFIDENTIAL | DRAFT   Key Considerations for Discussion – Edison’s Letter to the Special Committee   How should the Special Committee respond to Edison over the near-term?  What are the timing and disclosure implications of the HSR filing by Edison?  How best to communicate and utilize the Edison filing with Echo?  How should we manage timing of a public disclosure (if any) of Edison’s position and views?  Is there value to an NDA with Edison?  Requesting Edison to share its third-party synergy analysis as cited in its letter  2

 Appendix  Supplementary Information

 Note: Multiples greater than 80.0x or negative excluded.  NTM revenue based on mean analyst consensus estimates for the next 12-month period as of transaction announcement.  Alpha projections based on Wall Street Analyst reports mean consensus estimates provided by Alpha Management as of November 2024, post Q1’FY25 earnings. Alpha common shares outstanding as of October 30, 2024 per Alpha 10-Q for the period ended September 30, 2024. RSUs, PSUs, and options as of November 22, 2024 per Alpha Management. Fully-diluted shares calculated using treasury stock method. Alpha balance sheet statistics per Alpha 10-Q for the period ended September 30, 2024. Cash adjusted for $49M acquisition of Ocean Grid, including $9M cash holdback expected to be paid in FY26.  CONFIDENTIAL | DRAFT  10/12/21  Alpha (@ $160)  Echo  15.0x  28.0x  38.7x  2%  53%  1%  39%  Average:  14.8x  42.5x  56.4x  11%  39%  7%  29%  10/12/21  Alpha incl. Syn. (@ $180)  Echo  16.9x  31.6x  43.6x  2%  53%  1%  39%  Alpha @ $240 Echo Proposal (2) 12.3x 26.5x 40.4x  13%  46% 22%  31%  NTM ACV Growth: 9%  Investor Day LT ACV-based Margin Target of 40-43% would imply ~33-36% NTM LFCF Margins today   NTM Multiples NTM Op Stats (1)   Announce Date  Precedent Transaction   Revenue    EBITDA    LFCF   Rev. Growth  10/31/24  14.6x  64.4x  77.6x  8%  EBITDA LFCF   Margin Growth Margin  23% 8% 20%  03/05/24  13.8x  –  –  –  –  –  –  02/15/24  16.2x  43.9x  60.6x  25%  37%  NM  28%  01/16/24  14.5x  33.5x  48.8x  12%  43%  12%  29%  Selected Precedent Technical Software Transactions  4  Edison’s letter cites the forward EBITDA multiples of the following recent precedent technical software transactions:  Altair / Siemens (~60x), Altium / Renesas (~43x), Ansys / Synopsys (~32x) and original Echo / Alpha incl. synergies (~35x Heritage Alpha | ~31x PF New Alpha)

 CONFIDENTIAL | DRAFT  Median:  6.4x  0.68x  0.19x  19.4x  23.6x  0.86x  30%  5%  9%  31%  24%  23%  33%  Mean:  6.7  0.77  0.20  22.4  27.1  1.62  34%  3%  10%  31%  25%  23%  33%  Oct-21 Alpha / Echo @ $160 (7)  $10,878  $10,794  15.0x  -  0.37x  28.0x  38.7x  –  27%  1%  2%  53%  1%  39%  41%  Oct-21 Alpha / Echo @ $180 (with synergies) (7)  $12,266  $12,182  16.9  -  0.42  31.6  43.6  –  44%  14%  2%  53%  1%  39%  41%  Mean of Recent Technical SW Transactions:  13.2x  1.14x  0.36x  41.6x  55.1x  6.71x  32%  8%  14%  33%  10%  25%  38%  Echo Proposal @ $240: $15,366 $15,200 12.3x 0.92x 0.28x 26.5x 40.4x 1.86x 1% (0%) 13% 46% 22% 31% 44%  09/21/22  AVEVA (6)  Schneider Electric  11,461  11,934  7.5  0.72  0.23  24.7  33.4  –  47%  (24%)  10%  30%  -  22%  32%   NTM Transaction Multiples (2) Unaffected Premium (3) NTM Operating Statistics   Annc. FD Equity FD Enterprise Gr. Adj. Ro40 Adj. LFCF Gr. LTM Revenue EBITDA LFCF Rule of  Date  Target  Acquiror  Value  Value  Revenue  Revenue  Revenue (4)  EBITDA  LFCF(5)  Adj. LFCF(5)  1-Day  High  Growth  Margin  Growth  Margin  40 (4)(5)  10/31/24  Altair Engineering (1)  Siemens  $10,595  $10,100  14.6x  1.94x  0.54x  64.4x  77.6x  9.43x  19%  13%  8%  23%  8%  20%  27%  09/24/24  Smartsheet  Blackstone & Vista Equity  8,351  7,645  6.4  0.42  0.17  35.0  31.1  0.54  25%  16%  15%  18%  58%  22%  37%  09/09/24  Squarespace  Permira  7,013  7,237  5.6  0.32  0.14  22.9  23.2  0.99  22%  22%  17%  24%  24%  23%  41%  07/25/24  Instructure  KKR  3,631  4,721  6.9  1.14  0.21  16.9  20.1  0.85  16%  (17%)  6%  41%  24%  26%  33%  06/07/24  PowerSchool  Bain Capital  4,894  5,838  7.2  0.61  0.22  21.0  28.2  0.36  37%  (9%)  12%  34%  78%  21%  33%  02/15/24  Altium (1)  Renesas  5,919  5,718  16.2  0.66  0.31  43.9  60.6  –  34%  31%  25%  37%  -  28%  52%  01/16/24  Ansys *  Synopsys  34,634  34,841  14.5  1.26  0.35  33.5  48.8  4.00  29%  12%  12%  43%  12%  29%  41%  09/21/23  Splunk  Cisco  28,133  29,552  7.1  0.80  0.22  30.9  29.3  1.51  31%  26%  9%  23%  19%  23%  32%  12/12/22  Coupa  Thoma Bravo  6,675  8,003  8.4  0.54  0.25  37.5  39.3  –  77%  (61%)  16%  23%  -  18%  34%  05/26/22  VMware *  Broadcom  61,083  70,200  5.1  0.85  0.16  15.1  16.6  –  44%  (17%)  6%  34%  -  27%  33%  05/04/22  Black Knight *  Intercontinental Exchange  13,259  15,873  9.7  1.22  0.26  19.7  28.2  0.79  43%  2%  8%  49%  36%  29%  37%  01/31/22  Citrix  Evergreen Coast & Vista  13,633  16,519  5.1  1.84  0.19  16.0  17.9  0.50  30%  (28%)  3%  32%  36%  23%  26%  12/20/21  Cerner  Oracle  28,305  28,938  4.8  0.86  0.19  14.1  23.9  –  20%  14%  6%  34%  2%  20%  25%  12/07/21  Mimecast  Permira  5,822  5,538  8.8  0.63  0.24  32.1  40.6  1.39  16%  13%  14%  27%  29%  23%  37%  11/07/21  McAfee  Investor Group  11,958  14,472  7.4  0.60  0.14  17.0  14.5  –  23%  (17%)  12%  44%  -  42%  55%  08/19/21  Inovalon * (7)  Nordic Capital  6,415  7,209  8.8  0.63  0.27  25.0  41.5  –  25%  20%  14%  35%  -  19%  33%  08/05/21  Cornerstone OnDemand  Clearlake  4,127  5,238  5.9  0.80  0.18  18.8  18.4  1.32  31%  4%  7%  31%  14%  25%  33%  12/21/20  RealPage  Thoma Bravo  9,101  10,186  8.2  0.69  0.26  28.9  37.8  –  31%  28%  12%  28%  -  19%  31%  12/17/19  LogMeIn  Francisco Partners  4,337  4,418  3.4  0.87  0.12  10.7  14.0  –  25%  (11%)  4%  32%  -  24%  28%  06/12/19  Medidata  Dassault Systèmes  5,897  5,785  7.5  0.44  0.32  31.0  –  –  17%  4%  17%  24%  13%  6%  23%  10/28/18  Red Hat (1)  IBM  34,630  33,622  9.3  0.56  0.21  33.8  33.8  3.28  63%  8%  17%  27%  10%  28%  45%  03/06/18  CommerceHub  GTCR & Sycamore  1,069  1,049  8.6  0.87  0.20  20.5  26.8  2.21  25%  (4%)  10%  42%  12%  33%  43%  12/14/16  Neustar  Golden Gate Capital  1,997  2,882  2.3  0.25  0.06  5.0  5.9  0.21  45%  21%  9%  45%  28%  27%  36%  11/14/16  Mentor Graphics  Siemens  4,529  4,521  3.7  0.32  0.19  15.7  –  –  21%  21%  11%  23%  -  8%  19%  09/19/16  Infoblox (1)  Vista  1,611  1,353  3.7  1.16  0.16  19.4  21.9  0.86  72%  (5%)  3%  19%  25%  20%  23%  07/07/16  AVG  Avast  1,341  1,452  3.2  1.00  0.13  9.0  13.2  0.53  34%  (13%)  3%  36%  25%  23%  26%  06/15/15  DealerTrack  Cox Automotive  3,997  4,617  4.1  0.21  0.11  19.4  20.0  –  59%  27%  20%  21%  -  18%  37%  04/07/15  Informatica  Permira & CPP  5,295  4,874  4.3  0.54  0.15  18.1  22.1  1.72  27%  17%  8%  24%  13%  21%  29%  02/02/15  Advent Software  SS&C Technologies  2,501  2,683  6.4  1.14  0.21  18.0  24.1  –  44%  26%  6%  36%  -  25%  30%  12/15/14  Riverbed Technology  Thoma Bravo  3,543  3,580  3.2  1.17  0.14  11.5  15.5  0.86  39%  (6%)  3%  28%  18%  20%  23%  05/06/13  BMC  Investor Group  7,032  7,136  3.1  0.63  0.09  7.9  10.6  –  14%  (18%)  5%  39%  -  29%  34%  07/02/12  Quest Software  Dell  2,529  2,386  2.5  0.34  0.09  10.9  12.8  0.35  44%  1%  7%  23%  37%  21%  28%  07/01/11  Blackboard  Providence Equity  1,638  1,750  3.2  0.19  0.09  12.6  16.2  0.66  21%  5%  17%  25%  24%  18%  35%  Selected Public Software Transactions Above $1 Billion Since 2011 with Revenue Growth Between ~0% and 20% and LFCF Margin > ~20%(1)  ($MM)  Selected Transaction Statistics  (1)  (2)  (3)  Includes Altair, Altium, Mentor Graphics, and Medidata transactions.  NTM statistics based on mean analyst consensus estimates for the next twelve-month period as of transaction announcement.  Unaffected premium indicates premium based on day prior to rumors of a potential transaction, or premium based on day prior to transaction announcement if no substantial  rumors existed.  Note: Selected Transactions sorted by announce date. Multiples greater than 80.0x, Adj. Rev. Mult.s greater than 4.0x, and Adj. LFCF Mults. greater than 7.0x, or negative mults (4) noted as dashes. Source: Capital IQ, FactSet, company filings, company press releases and Wall Street research. (5) (6)  (7)  Rule of 40 = Revenue growth + LFCF Margin.  Levered free cash flow based on cash flow from operations less capital expenditures and capitalized software. AVEVA statistics reflect 2022 buy-out of its minority shareholders by Schneider Electric.  Echo estimated the value of its contribution for a 55% stake in Alpha at $8.5Bn / $160 per share ($6Bn in cash + software assets they valued at an estimated $2.5Bn).  Implied $180/share includes synergies.  Legend  *  Transaction Consideration Included Stock  Recent Technical SW Transactions  5  Edison’s letter cites the premia of the original Alpha transaction with Echo incl. of synergies (44%), Schneider’s squeeze- out of AVEVA (47%) and ‘relevant public software precedents’ (44%)

  Premium   Min Range:  <10%  10%  20%  30%  40%  50%  60%  70%  80%  Max Range:  10%  20%  30%  40%  50%  60%  70%  80%  >80%  # of Transactions  55  82  100  62  51  35  19  11  19  % of Total  13%  19%  23%  14%  12%  8%  4%  3%  4%  % of Total At Or  Below Range  13%  32%  55%  69%  81%  89%  93%  96%  100%  Source: FactSet as of December 20, 2024.  Note: Based on FactSet premia and unaffected dates for technology M&A transactions greater than $1Bn enterprise value since 2003.  (1) Reflects Echo Proposal of $240.00 per share received on November 5, 2024.  CONFIDENTIAL | DRAFT  55  82  100  62  51  35  19  11  19  Median: 28% Premium  Selected Technology Transaction Premia  Premia in Selected >$1Bn Public Technology Transactions Since 2003  6  1- Day Premia Paid  434 Total Transactions in Data Set  25th Percentile: 18% Premium  Echo Proposal Premium to Echo-cited Unaffected(1): 35%  75th Percentile: 45% Premium  Mean: 33%  Premium  Edison’s letter cites the premia of the original Alpha transaction with Echo incl. of synergies (44%), Schneider’s squeeze- out of AVEVA (47%) and ‘relevant public software precedents’ (44%)

 CONFIDENTIAL | DRAFT  81%  59%  50%  50%  47%  47%  45%  44%  42%  38%  36%  34%  29%  16%  15%  14%  11%  Pivotal  Akcea  Myovant  EMC Insurance  Aveva (1)  SciPlay  AVX  National Interstate  Speedway Motorsports  CNA Surety  Independence  Foundation Medicine  R1 RCM (2)  Starz  International Speedway  Santander Sauer-Danfoss Consumer USA  Unaffected 1-Day Premia of Minority Squeeze Outs by Strategics  Selected Transactions >$100M Since October 2003  Target:  Source: FactSet, Dealpoint, public company filings, and Dealogic.  No 13E-3 filed in relation to this take-private transaction due to non-US target and acquirer.  Sponsor-led deal with strategic participation.  Reflects Echo Proposal of $240.00 per share received on November 5, 2024.  VMWare  Ionis  Sumitomo  Employers Mutual  Schneider  Light & Wonder  Kyocera  AFG  Sonic Financial  CNA Financial  Geneve  Roche  CD&R  TowerBrook  Lions Gate  NASCAR  Banco Santander  Danfoss  Aug-19  Aug-20  Oct-22  Nov-19  Sep-22  May-23  Nov-19  Mar-16  Nov-18  Apr-11  Aug-21  Jun-18  Aug-24  Jun-16  Nov-18  Jul-21  Nov-12  Acquiror:  Annc. Date:  Txn. Size ($Bn):  Acq. Own. %:  Acq. Voting %: Bump from initial  bid %:  $2.1  $0.4  $1.3  $0.4  $11.9  $0.5  $1.0  $0.3  $0.8  $0.5  $0.3  $2.2  $6.5  $4.3  $1.2  $2.5  $0.7  63%  76%  52%  54%  59%  83%  72%  51%  72%  61%  63%  57%  29%  16%  84%  80%  76%  94%  76%  52%  54%  60%  98%  72%  51%  72%  61%  62%  57%  29%  63%  75%  80%  76%  9%  13%  19%  20%  4%  15%  12%  8%  10%  21%  14%  3%  4%  2%  7%  6%  19%  Median: 42%  (48%)  (19%)  38%  16%  (24%)  29%  16%  10%  (5%)  36%  19%  28%  (22%)  (23%)  (5%)  (7%)  5%  Premium to LTM High:  Median: 7%  Echo Proposal Premium to LTM High: (0%)  Echo Proposal Premium to Echo-cited Unaffected(3): 35%  7  Edison’s letter cites a premia of 40% in  ‘Other U.S. minority squeeze-out’ transactions

Edison's letter cites a squeeze out synergy range of $155 - $215M FCF per year, based on work they did with a leading third-party consultancy, that consists of a combination of 1) cost synergies of 20-25% current cash opex; and 2) significant new revenue synergies at ~70% incremental profitability

Cost Synergies Benchmarking Across Selected Technology Transactions

($MM)

Annc. Date	Target	Acquiror	Enterprise Value	Announced Cost Synergies	Synergies as a % of Target OpEx	Synergies as a % of Target COGS + OpEx
10/30/24	Altair	Siemens	$10,100	$150	36%	28%
01/16/24	Ansys	Synopsys	34,841	400	34%	29%
04/12/23	National Instruments	Emerson	8,552	165	19%	12%
08/25/22	Micro Focus (1)	Open Text	5,962	400	39%	24%
07/13/22	ironSource (2)	Unity	4,386	300	61%	50%
05/04/22	Black Knight	ICE	15,873	200	20%	20%
01/10/22	Zynga	Take-Two	12,557	100	6%	4%
10/12/21	Alpha	Echo	10,794	40	15%	12%
08/10/21	Avast	NortonLifeLock	9,051	280	87%	61%
11/30/20	IHS Markit (3)	S&P Global	43,927	480	27%	29%
10/29/20	Inphi (3)	Marvell	9,964	125	46%	23%
10/27/20	Xilinx	AMD	34,956	300	25%	14%
08/05/20	Livongo	Teladoc	18,475	60	17%	13%
07/13/20	Maxim	Analog Devices	20,676	275	38%	19%
12/19/19	Xperi (4)	TiVo	1,274	50	11%	8%
12/18/19	Takeaway	Just Eat	8,261	69	9%	5%
06/24/19	Rudolph	Nanometrics	892	20	21%	9%
06/09/19	Raytheon (5)	UTC	86,516	1,000	4%	4%
05/28/19	TSYS (6)	Global Payments	24,936	300	11%	-
03/18/19	Worldpay (7)	FIS	43,741	400	19%	19%
01/16/19	First Data	Fiserv	38,735	900	26%	13%
10/03/18	Hortonworks	Cloudera	1,993	125	38%	30%
03/01/18	Microsemi	Microchip	10,167	300	49%	22%
11/20/17	Cavium	Marvell	6,675	163	38%	21%

Source: Capital IQ, FactSet, company filings, company press releases and Wall Street research. Micro Focus and C2C / HPE statistics per HPE management
Note: All operating statistics represented on an NTM basis
(1) Synergies as a % of operating statistics estimated based on FY21E Total Expenses per Jefferies report dated June 22, 2022
(2) Synergies at announcement assumed to be cost synergies
(3) Run-rate synergies shown per company filing
(4) Synergies as a % of operating statistics estimated based on CY20E Cost of Revenue & Operating Expenses per RBC report dated November 6, 2019
(5) Synergies as a % of operating statistics estimated based on CY20E Cost of Revenue & Operating Expenses per JPM report dated April 26, 2019
(6) Revenue less EBITDA used as proxy for TSYS OpEx
(7) Synergies as a % of operating statistics estimated based on CY19E Operating Expenses per JPM report dated February 26, 2019

8

CONFIDENTIAL | DRAFT

CONFIDENTIAL | DRAFT  Median:  Mean:  22% 13%  26% 16%  Alpha @ 22.5% FY25 OpEx $105  22.5% 16%  ($MM)   Synergies as a % of   Annc. Date  Target  Acquiror  Enterprise  Value  Announced Cost Synergies  Target OpEx  Target COGS + OpEx  09/05/17  AVEVA (1)  Schneider Electric  $2,845  $33  17%  15%  01/30/17  Ixia (2)  Keysight  1,604  60  19%  14%  11/20/16  LifeLock  Symantec  2,363  80  17%  13%  11/14/16  Mentor Graphics (3)  Siemens  4,521  109  14%  11%  07/26/16  Linear  Analog Devices  13,467  150  39%  20%  07/26/16  Citrix GoTo (4)  LogMeIn, Inc.  1,803  100  21%  -  06/13/16  LinkedIn  Microsoft  26,152  150  4%  4%  10/21/15  SanDisk  Western Digital  17,525  500  35%  11%  05/28/15  Broadcom  Avago  31,335  750  26%  11%  02/02/15  Advent Software  SS&C  2,683  45  27%  16%  12/01/14  Spansion  Cypress  1,948  135  40%  12%  02/24/14  TriQuint  RFMD  1,641  150  54%  17%  12/16/13  LSI  Avago  6,493  200  22%  10%  12/14/11  Novellus  Lam Research  3,299  100  27%  10%  02/03/09  Ticketmaster  Live Nation  393  40  11%  3%  10/07/07  Business Objects (5)  SAP  5,452  219  22%  16%  12/16/04  Veritas Software (6)  Symantec  13,521  100  9%  7%  9  Cost Synergies Benchmarking Across Selected Technology Transactions  Source: Capital IQ, FactSet, company filings, company press releases and Wall Street research. Micro Focus and CSC / HPE statistics per HPE management. Note: All operating statistics represented on an NTM basis.  Reported £25M of cost synergies. Assumes GBP/USD conversion of 1.303.  Run-rate synergies shown per company filing.  (3) Synergies at announcement assumed to be cost synergies.  Synergies as a % of operating statistics estimates based on CY16E operating expenses per JPM report dated July 27, 2016. Revenue minus EBITDA used as proxy for Citrix GoTo operating expenses.  Synergies as a % of operating statistics estimates for SAP and Business Objects based on NTM operating expenses per Wedbush  (6) Synergies as a % of operating statistics estimated based on announced LTM statistics per FactSet and company filings.  Edison’s letter cites a squeeze out synergy range of $155 - $215M FCF per year, based on work they did with a leading third-party consultancy, that consists of a combination of 1) cost synergies of 20-25% current cash opex; and 2) significant new revenue synergies at ~70% incremental profitability

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These materials have not been prepared with a view toward public disclosure under state or federal securities laws or otherwise, are intended for the benefit and use of the Company, and may not be reproduced, disseminated, quoted, summarized or referred to, in whole or in part, without the prior written consent of Qatalyst. These materials may not reflect information known to other professionals in other business areas of Qatalyst.  Qatalyst is a full service securities firm providing investment banking and other services and products to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities or loans of the Company, potential counterparties, or any other company that may be involved in a transaction.  Qatalyst is required to obtain, verify and record certain information that identifies each entity that enters into a formal business relationship with it, which information includes the complete name and address and taxpayer ID number. Qatalyst may also request corporate formation documents, or other forms of identification, to verify information provided.  CONFIDENTIAL | DRAFT   Disclaimer

 The preceding pages contain material provided to the Special Committee of the Board of Directors of Alpha (the “Company”) by Citigroup Global Markets Inc. (“Citi”) in connection with the  proposed transaction involving the Company and Echo.  The accompanying material was compiled or prepared on a confidential basis solely for the use of the Special Committee of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company and other sources. Any estimates and projections contained herein have been prepared or adopted by management of the Company, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of the Company, that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi.  The accompanying material was not prepared for use by readers not as familiar with the Company and Echo as the Special Committee of the Board of Directors of the Company and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Special Committee of the Board of Directors of the Company. The accompanying material is necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, tax or accounting advice.  CONFIDENTIAL | DRAFT  Disclaimer